Exhibit 5.2

MILBANK, TWEED, HADLEY & MCCLOY LLP

NEW YORK

212-530-5000

FAX: 212-530-5219

WASHINGTON, D.C.

202-835-7500

FAX: 202-835-7586

LONDON

44-20-7615-3000

FAX: 44-20-7615-3100

FRANKFURT

49-69-71914-3400

FAX: 49-69-71914-3500

MUNICH

49-89-25559-3600

FAX: 49-89-25559-3700

2029 CENTURY PARK EAST, 33RD FLOOR LOS ANGELES, CA 90067 424-386-4000 FAX: 213-629-5063 January 11, 2019

BEIJING

8610-5969-2700

FAX: 8610-5969-2707

HONG KONG

852-2971-4888

FAX: 852-2840-0792

SEOUL

822-6137-2600

FAX: 822-6137-2626

SINGAPORE

65-6428-2400

FAX: 65-6428-2500

TOKYO

813-5410-2801

FAX: 813-5410-2891

SÃO PAULO

55-11-3927-7700

FAX: 55-11-3927-7777

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as securities counsel to (a) Eldorado Resorts, Inc., a Nevada corporation (the “Company”), (b) each of the Company’s subsidiaries listed on Exhibit A-1 hereto (together, the “Delaware Guarantors”), and (c) each of the Company’s subsidiaries listed on Exhibit A-2 hereto (collectively and together with the Delaware Guarantors, the “Guarantors”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantees of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture, dated as of September 20, 2018, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), among the Company, the guarantors party thereto and the other parties party thereto.

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. Each Delaware Guarantor is validly existing as a corporation or limited liability company, as applicable, and has the corporate or limited liability company power and authority, as applicable, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement. Each Delaware Guarantor has duly authorized the execution and delivery of the Indenture and the Exchange Guarantees.

2. The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Existing Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

3. Each of the Exchange Guarantees, when the Exchange Notes and the Exchange Guarantees are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the Existing Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of each of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

We express no opinion as to (i) the applicability to the obligations of the Delaware Guarantors under the applicable Exchange Guarantee of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation or organization of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

To the extent that the obligations of the Company and the Guarantors under the Exchange Notes, the Exchange Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) except in each case to the extent specifically set forth above with respect to the Delaware Guarantors, (a) each party to the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Transaction Documents”) is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate or other) to execute, deliver and perform its obligations under the Transaction Documents; (b) the Transaction Documents have been duly authorized by all necessary action on the part of the parties thereto and (c) the Transaction Documents have been duly executed and delivered by each party thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or any of the Guarantors.

The foregoing opinions are limited to matters involving the laws of the State of New York and the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction including, without limitation, the laws of Nevada, Louisiana, Ohio, Pennsylvania, West Virginia, Colorado, Iowa, Florida, Mississippi, Missouri, Illinois, Indiana, Louisiana, West Virginia or New Jersey.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

DRC/BDN

Exhibit A-1

A.	Corporations

1.	Tropicana Entertainment Inc.

2.	MTR Gaming Group, Inc.

3.	IOC-Vicksburg, Inc.

4.	New Tropicana Holdings, Inc.

5.	New Tropicana OpCo, Inc.

B.	Limited Liability Companies

1.	Isle of Capri Casinos LLC

2.	IOC-Vicksburg, L.L.C.

3.	PPI Development Holdings LLC

4.	PPI Development LLC

5.	Elgin Holdings I LLC

6.	Elgin Holdings II LLC

7.	Tropicana St. Louis LLC

8.	TEI Management Services LLC

9.	TLH LLC

10.	TEI R7 Investment LLC

11.	TEI (St. Louis) RE, LLC

12.	TEI (STLH), LLC

13.	TEI (ES), LLC

14.	Tropicana St. Louis RE LLC

Exhibit A-2

1.	Eldorado Resorts LLC, a Nevada limited liability company
2.	Eldorado Holdco LLC, a Nevada limited liability company
3.	Eldorado Shreveport #1, LLC, a Nevada limited liability company
4.	Eldorado Shreveport #2, LLC, a Nevada limited liability company
5.	Eldorado Casino Shreveport Joint Venture, a Louisiana limited partnership
6.	Mountaineer Park, Inc., a West Virginia corporation
7.	Presque Isle Downs, Inc., a Pennsylvania corporation
8.	Scioto Downs, Inc., an Ohio corporation
9.	Eldorado Limited Liability Company, a Nevada Limited Liability Company
10.	CCR Newco LLC, a Nevada limited liability company
11.	Circus and Eldorado Joint Venture, LLC, a Nevada Limited Liability Company
12.	CC-Reno LLC, a Nevada Limited Liability Company
13.	Black Hawk Holdings, L.L.C., a Colorado limited liability company
14.	IC Holdings Colorado, Inc., a Colorado corporation
15.	CCSC/Blackhawk, Inc., a Colorado corporation
16.	Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company
17.	IOC - Black Hawk Distribution Company, LLC, a Colorado limited liability company
18.	IOC Holdings, L.L.C., a Louisiana limited liability company
19.	St. Charles Gaming Company, L.L.C., a Louisiana limited liability company
20.	IOC Black Hawk County, Inc., an Iowa corporation
21.	Isle of Capri Bettendorf, L.C., an Iowa limited liability company
22.	PPI, Inc., a Florida corporation
23.	Pompano Park Holdings, L.L.C., a Florida limited liability company
24.	IOC - Lula, Inc., a Mississippi corporation
25.	IOC-Kansas City, Inc., a Missouri corporation
26.	IOC - Boonville, Inc., a Nevada corporation
27.	IOC-Caruthersville, LLC, a Missouri limited liability company
28.	IOC-Cape Girardeau, LLC, a Missouri limited liability company
29.	Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi limited partnership
30.	Elgin Riverboat Resort – Riverboat Casino, an Illinois partnership
31.	Tropicana Atlantic City Corp., a New Jersey corporation
32.	Aztar Indiana Gaming Company, LLC, an Indiana limited liability company
33.	Aztar Riverboat Holding Company, LLC, an Indiana limited liability company
34.	Tropicana Laughlin, LLC, a Nevada limited liability company
35.	Catfish Queen Partnership in Commendam, a Louisiana partnership
36.	Lighthouse Point, LLC, a Mississippi limited liability company
37.	Columbia Properties Tahoe, LLC, a Nevada limited liability company
38.	TropWorld Games LLC, a Nevada limited liability company
39.	New Jazz Enterprises, L.L.C., a Nevada limited liability company
40.	Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company
41.	MB Development, LLC, a Nevada limited liability company